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                                                                     Exhibit 5.1


                               Faegre & Benson LLP
                             2200 Wells Fargo Center
                             90 South Seventh Street
                              Minneapolis, MN 55402

                                  May 30, 2002

Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 900,000 shares of Common Stock, par value $.01 per share, (the "Shares") of Wilsons The Leather Experts Inc., a Minnesota corporation (the "Company"), proposed to be sold by certain Selling Shareholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such Shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion the Shares of Common Stock proposed to be sold by the Selling Shareholders named in the Registration Statement are legally and validly issued and fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

                                        Very truly yours,

                                        /s/ FAEGRE & BENSON LLP

                                        FAEGRE & BENSON LLP